Exhibit 99.1
November 9, 2026

QVC Group Announces Third Quarter Fiscal 2026 10-Q and Webcast Date

WEST CHESTER, Pa., Nov. 9, 2026 /PRNewswire/ -- QVC Group, Inc. (NASDAQ: QVCG) ("QVC Group" or the "Company") today announced that its financial results for the third quarter of fiscal 2026 will be filed on form 10-Q with the SEC on Monday, November 16th, 2026.

In conjunction with the filing, the Company will post an audio recording to its investor relations website featuring a review of the results, led by Interim CEO and Chairman Mike George and CFO Bill Wafford. The recording can be accessed at https://investors.qvcgrp.com/investors/news-events/ir-calendar.

About QVC Group, Inc.
QVC Group, Inc. is a Fortune 500 company with six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® – and other minority interests (collectively, "QVC GroupSM"). QVC GroupSM is a live social shopping company that redefines the shopping experience through video-driven commerce on every screen, from smartphones and tablets to laptops and TVs. QVC Group brings innovative products, compelling content, and unforgettable moments to millions of shoppers worldwide via social platforms, streaming apps, ecommerce sites and TV channels, making every screen a doorway to discovery, delight and community.

QVC Group reaches more than 200 million homes worldwide via 15 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and FAST and other digital livestreaming TV. The retailer also reaches millions of customers via TikTok Shop (with 10 live channels), the QVC+ and HSN+ streaming experience, Facebook, Instagram, YouTube, Pinterest, websites, mobile apps, print catalogs, and in-store destinations.

Headquartered in West Chester, Pa., QVC Group has team members in the U.S., the U.K., Germany, Japan, Italy, Poland and China. For more information, visit qvcgrp.com, follow QVC Group on YouTube, or search "QVC Group" on LinkedIn.

Effective August 4, 2026, the company formerly known as QVC Group, Inc. changed its name to Old QVC Group, Inc., and effective August 6, 2026, QVC, Inc. changed its name to QVC Group, Inc. As a result, the names 'QVC Group,' 'the Company,' 'QVC, Inc.' and 'Old QVC Group' are used interchangeably in this press release depending on the period being referenced.